EXHIBIT 99.1

November 2008

Dear Fellow Shareholders:

I would like to take this opportunity to bring you up to speed on Winland’s results for the third quarter of 2008.

Our P&L this quarter isn’t particularly pretty.  Sales are down 29%, earnings down significantly, gross margins down and so on, absolutely on a year over year basis.  Those aren’t the greatest results to report, yet when I think back on our quarter I am greatly encouraged by the results and the progress we have made this year during the second and third quarters.  Winland made major changes at almost every level and in almost every aspect of our organization, in the way we do business, the customers with whom we choose to work with, our vendor relationships, our sales efforts and our corporate culture.  We have already reorganized our manufacturing operations and materials groups and launched initiatives to enhance program management, information systems, documentation, new production introductions, quotation and inventory management.  This realignment included new employees with extensive experience in the EMS industry, each of whom were charged with establishing operational practices and processes that could support a high growth business model, combining organic growth and growth by future acquisitions and with this quarter’s results, we are beginning to see the benefits of these initiatives in the knowledge of our new employees.

From an operational view, we implemented tools to measure and reduce variations in our manufacturing processes allowing gross margins to improve.  Additionally, we have improved the quality of our product and the on-time delivery for our customers.  Most of all, we are seeing these efforts reflected in our financial results.  The key here is to look at our sequential results rather than year over year comparisons.  Our gross margin performance has improved on a sequential basis to 16%, back to our historical levels from 9.8% in the second quarter and 8.7% in the first quarter although gross margins historically fluctuate based on product and customer mix, we believe the combination of new business practices, our leadership team and continued staff development efforts have had a favorable impact on our business and will continue to do so in coming quarters.  These changes are also beginning to show up at the bottom line.  In our first quarter, we lost $380,000 or $0.10 on $7 million in sales.  In our second quarter, we lost $765,000 on $6.87 million in sales.  This quarter we were profitable, earning $118,000 on $7 million in sales.  It is early, but I think it is fair to say that we are heading in a much better direction.

We were cash flow positive during the quarter and didn’t need our line of credit to finance our operating activities.  At the end of the second quarter, we had $175,000 outstanding on our line of credit.  As of September 30, we reduced the outstanding balance to $55,000 and ended with $537,000 in cash.  We continue our efforts to expand and diversify our EMS customer portfolio as we told you on our press release.  We have customers in the transportation, industrial, instrumentation, medical, telecommunications and consumer market sectors.  Our design engineering capability continues to be a significant differentiator from EMS providers similar in size to Winland.

Finally, a key development in the company’s third quarter was the addition of our new Director of Sales, David A. Kuklinsky, an executive with more than 25 years experience in the EMS industry.  David is well into the process of transforming Winland’s sales practices to position the company in growth markets and with new customers.  From a longer term perspective, this quarter really does represent a potential pivot point for our business.  Third quarter gross margins were 16%, up 84 and 63% from first and second quarter gross margins respectively and within the 60 basis points of the comparable period in 2007.  Finally, our order back log remains strong and is also trending back toward our historical levels.  As of September 30th, 2008, OEM have submitted purchase orders for an aggregate value of $16.1 million for deliver during the remainder of 2008 and early 2009.  By comparison, the company had purchase orders with an aggregate value of $15.1 million as of June 30th 2008, $11.4 million as of March 31, 2008.  Our order back log stood at $17 million as of September 30th, 2007.

Adding a little color here, in the third quarter we completed an engineering design project for a new customer and are a now manufacturing that product.  Subsequently, the customer engaged our design engineering department for a second design project.  This of course does not mean we don’t still have a lot of work to do.  We must continue to drive margin expansion and one of the key ways to do that is to grow the top line.  So our task at hand is clear.  Get those machines running more.

But this brings me back to our backlog.  As I look at the buildup of orders, I can’t help but think that we are back on a positive slope as far as growth is concerned.

In conclusion, I would have to say that we have only just begin.  Obviously, one quarter does not make a turnaround and it would be disingenuous to suggest anything of the kind, especially with the economy in its current state.  But our entire company is focused on one thing, improving the way we operate in every area of the company.  The team is passionate and the effort is ongoing and I truly believe that results will follow.

Sincerely,

Thomas J. de Petra
President and Chief Executive Officer